NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2018

(La Jolla, California) - May 3, 2018 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the first quarter ended March 31, 2018. PICO reported shareholders’ equity of $199.5 million ($8.78 per share) at March 31, 2018, compared to $207.2 million ($8.95 per share) at December 31, 2017.

First Quarter Segment Results of Operations

For the first quarter of 2018, PICO reported a net loss of $2.9 million ($0.12 per share), compared to net income of $4.6 million ($0.20 per share) in the first quarter of 2017. Our first quarter results of operations were as follows (in thousands):

	Three Months Ended March 31,
	2018	2017
Total revenue	$344	$26,193
Total cost and expenses	3,207	16,720
Income (loss) from continuing operations before income taxes	(2,863)	9,473
Provision for federal and state income taxes	—	(180)
Income (loss) from continuing operations	(2,863)	9,293
Net income (loss) from discontinued operations, net of tax	—	(3,259)
Net income (loss)	(2,863)	6,034
Net income attributable to noncontrolling interests	—	(1,391)
Net income (loss) attributable to PICO Holdings, Inc.	$(2,863)	$4,643

PICO’s Chief Executive Officer, Max Webb, commented:

“We did not record any significant asset monetizations during the first quarter of 2018. However, we are pleased to note the continued robust job and population growth during 2017 and continuing into 2018 in northern Nevada and in and around the Greater Reno / Sparks area where our most significant water rights assets are located. Strong job and population growth are projected to continue over the course of the next several years. We believe this growth should lead to new residential and commercial development, and we believe any such new development in the areas where our water assets are located should then lead to monetization of our water resources in those areas as these developers secure their future sustainable water supplies. However, the pace of such residential and commercial development and thus the timing of monetization of our assets is largely out of our control and highly dependent on the continued growth in the region.

“We did not sell any additional Long Term Storage Credits (“LTSC”) in the Phoenix Active Management Area in the first quarter to Roosevelt Water Conservation District (RWCD) under the existing option agreement. Under this option agreement RWCD may purchase an additional 12,500 LTSCs anytime up to December 31, 2019. The current price is $367.50 for a LTSC, which increases 5% every six months. We also note that the most recent U.S. Bureau of Reclamation data indicates that the current snowpack conditions for the Colorado River Basin is 50% or less of the median snow water equivalent. These conditions are likely to put further pressure on the structural deficit on the Colorado River for the lower basin states of Nevada, Arizona and California.

“During the first quarter of 2018 we continued returning capital to shareholders by repurchasing on the open market 442,428 shares of our common stock - approximately 1.9% of the then outstanding shares - at an average cost of $11.29 per share. We intend to continue to return capital to shareholders from future monetizations by means of tender offers and / or open market repurchases and / or special dividends depending on the facts and circumstances that exist at the time.

“We continue to reduce net costs where possible. Most notably, in the first quarter of 2018 we revised and amended director compensation and aggregate annual director compensation will now be $105,000 if compensation is taken in cash or $131,250 if compensation is taken in the form of restricted stock units. This compares to aggregate annual director compensation in 2017 of $755,318. In addition, as a result of our recent actions in the last year or so, we are now, for all intents and purposes, a water resource and water storage company, with those operations conducted through Vidler Water Company and its subsidiaries. As such, we will close our La Jolla, California office and migrate our accounting, financial reporting, treasury and other functions to Vidler’s existing office in Carson City, Nevada. Our new headquarters will be located in Carson City, which we believe is a fitting and appropriate location for the Company as currently constituted.”

Net Operating Loss Carryforwards

At December 31, 2017, PICO had approximately $185.5 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in PICO’s Annual Report on Form 10-K for the year ended December 31, 2017 that PICO has filed with the Securities and Exchange Commission.

About PICO Holdings, Inc.

As of March 31, 2018, our major investment was Vidler Water Company, Inc., a water resource and water storage business with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

OTHER INFORMATION

At March 31, 2018, PICO Holdings, Inc. had a market capitalization of $260 million, and 22,709,599 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to monetize our water resources, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Max Webb
Chief Executive Officer
(858) 652-4114

# # # # #

3